Exhibit 10(i)

SANDY SPRING BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
Amendment

     THIS AMENDMENT (the “Amendment”) to the Sandy Spring Bank Supplemental Retirement Agreement by and between Sandy Spring Bank, a Maryland corporation with its main office in Olney, Maryland (the “Bank”), and            (the “Executive”), is made this day of January, 2004.

The Agreement hereby is amended in order to provide the Executive with an optional form of payment of benefits as stated below.

1. In the case of benefits under the Agreement payable upon Normal Retirement pursuant to Section 2.1, Early Retirement pursuant to Section 2.2, Disability pursuant to Section 2.3, Termination of Employment following a Change in Control pursuant to Section 2.4, or following other Terminations pursuant to Section 2.5, the Executive may elect either of the following forms of payment:

(i) “Single Annuity Payments” consisting of the payments calculated as set forth in the Agreement prior to this amendment; or

(ii) “Joint and Survivor Annuity Payments” equal to the monthly payments that would be payable under a straight-life, maximum monthly payment, lifetime joint and survivor annuity for the Executive and the Executive’s spouse, that could be purchased from an issuer rated superior by A.M. Best (or, in the Bank’s discretion, with an equivalent rating from another rating organization of similar reputation) for cash equal to the cost of an annuity with payments equal to the applicable Single Annuity Payments or, if the cost of such an annuity is not practically determinable, the actuarial present value of the applicable Single Annuity Payments as calculated in good faith by the Bank. Joint and Survivor Annuity Payments terminate upon the payment for the month of death of the survivor of the Executive and the Executive’s spouse.

2. Article 3, Death Benefits, shall be amended in its entirety to read as follows:

“Article 3
Death Benefits

3.1 Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1 Insurance Policy in Effect. If the Executive dies while the Insurance Policy is validly in effect, the benefit under Section 3.1 is the greater of (i) the lifetime benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Normal Retirement Date, or (ii) the straight life, maximum monthly payment, fifteen-year annuity for the Executive (calculated as if he or she were not deceased), or if elected by the Executive, the straight life, maximum monthly payment, lifetime annuity for the Executive’s surviving spouse (a “Spousal Annuity”), for payments beginning the month following the Executive’s death, that could be purchased from an issuer rated superior by A.M. Best (or, in the Bank’s discretion, with an equivalent rating from another rating organization of similar reputation) for cash equal to three times the Executive’s Final Average Pay.

3.1.2 Insurance Policy Not in Effect. If the Executive dies while the Insurance Policy is not validly in effect, the benefit under Section 3.1 is the Accrued Benefit at the date of the Executive’s death divided by one-hundred and eighty.

   3.1.3 Payment of Benefit.

      3.1.3.1. If the Executive dies while the Insurance Policy is in effect, the Bank shall pay the benefit to the Beneficiary on the first day of each month commencing with the month following the Executive’s death and (i) if the benefit amount calculated in Section 3.1.1 is not based upon a Spousal Annuity, under the “Single Annuity Method,” commencing with the month following the Executive’s death and continuing for one-hundred and seventy-nine additional months, (ii) if the benefit amount calculated in Section 3.1.1 is a Spousal Annuity under the “Spousal Annuity Method,” in payments equal to the monthly payments that would be payable under such an annuity, commencing with the month following the Executive’s death and continuing until the payment for the month of death of the Executive’s spouse.

      3.1.3.2 If the Executive dies while the Insurance Policy is not in effect, the Executive may elect either of the following forms of payment: (i) “Single Annuity Payments” consisting of equal monthly payments on the first day of each month commencing with the month following the Executive’s death and continuing for one-hundred and seventy-nine additional months, or (ii) “Spousal Annuity Payments” equal to the monthly payments that would be payable under a straight-life, maximum monthly payment, lifetime annuity for the Executive’s Spouse, that could be purchased from an issuer rated superior by A.M. Best (or, in the Bank’s discretion, with an equivalent rating from another rating organization of similar reputation) for cash equal to the cost of an annuity with payments equal to the amounts payable under alternative (i), or, if the cost of such an annuity is not practically determinable, the actuarial present value of the applicable Single Annuity Payments as calculated in good faith by the Bank. Spousal Annuity Payments terminate upon the payment for the month of death of the Executive’s spouse.

3. The right of the Bank to purchase an annuity issued by a third party for or to transfer ownership rights in such an annuity to the Executive in settlement of its obligations set forth in Section 2.5.3 applies to both Single Annuity Payments and Joint and Survivor Annuity Payments.

4. The Bank may require that the Executive and the beneficiary provide information reasonably necessary to calculate the amount of Joint and Survivor Annuity Payments or Spousal Annuity Payments as a condition of receipt of such benefits in that form. If such information is not provided to the reasonable satisfaction of the Bank, the Bank may, in its discretion, (i) calculate the Joint and Survivor Annuity Payments or Spousal Annuity Payments based upon assumptions it deems reasonable, or (ii) pay benefits as if the Executive had elected to be paid in Single Annuity Payments.

5. Elections of form of payment may be made prior to or within ten days following termination.

6. Notwithstanding anything in the Agreement or this Amendment to the contrary, the Joint and Survivor Annuity Payment method or Spousal Annuity Payment method may not be elected, and the Single Annuity Payment form shall be used, unless the Executive has validly designated his living spouse as his primary beneficiary prior to the earlier of (i) the Executive’s death, and (ii) the expiration of ten days of the Executive’s termination of employment, and such designation remains in effect at such time.

7. The Agreement is not amended except as explicitly provided herein.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement.

EXECUTIVE	SANDY SPRING BANK

By

Title

SANDY SPRING BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

BENEFICIARY DESIGNATION

     THIS BENEFICIARY DESIGNATION is made this          day of                    ,           by the undersigned (the “Executive”), pursuant to the Supplemental Executive Retirement Agreement (the “Agreement”) by and between Sandy Spring Bank and the Executive, and is subject to the terms, requirements, and conditions of the Agreement.

     I hereby designate the following as my beneficiary under the Agreement:

Primary Beneficiary:

Secondary Beneficiary:

SIGNED:

(Print or Type Name on the Above Line)

(Signature)

FORM OF PAYMENT ELECTION

     THIS FORM OF PAYMENT ELECTION is made this          day of                    ,           by the undersigned (the “Executive”), pursuant to the Supplemental Executive Retirement Agreement (the “Agreement”) by and between Sandy Spring Bank and the Executive, and is subject to the terms, requirements, and conditions of the Agreement.

Singe Annuity Payments

Joint and Survivor Annuity Payments/Spousal Annuity Payments*

SIGNED:

(Print or Type Name on the Above Line)

(Signature)

*Use of these methods is subject to terms and conditions set forth in the Agreement. Selection of these method is valid only if the Executive has properly designated the Executive’s spouse as his or her beneficiary under the terms of the Agreement. The Spousal Annuity Payment method is available only for the payment of benefits payable by reason of the Executive’s death during active service.

SANDY SPRING NATIONAL BANK OF MARYLAND
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AGREEMENT is made this 14th day of May, 1997 by and between Sandy Spring National Bank of Maryland (the “Bank”), and Hunter R. Hollar (the“Executive”).

INTRODUCTION

To encourage the Executive to remain a senior officer of the Bank, the Bank is willing to provide salary continuation benefits to the Executive. The Bank will pay the benefits from its general assets.

AGREEMENT

The Executive and the Bank agree as follows:

Article 1
Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Accrued Benefit” means the amount of liability for benefits to be paid under this Agreement recorded on the books of the Bank in accordance with Generally Accepted Accounting Principles and without reduction for any income tax benefit related thereto.

1.1.2 “Benefit Percentage” means 70%.

1.1.3 “Change in Control” means the earliest of:

a. The acquisition by any entity, person or group (other than the acquisition by a tax-qualified retirement plan sponsored by Sandy Spring Bancorp, Inc. (“Bancorp”) or the Bank) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 25% of the outstanding capital stock of Bancorp or the Bank entitled to vote for the election of directors (“Voting Stock”);

b. The commencement by any entity, person, or group (other than Bancorp or the Bank, a subsidiary of Bancorp or the Bank, or a tax-qualified retirement plan sponsored by Bancorp or the Bank) of a tender offer or an exchange offer for more than 20% of the outstanding Voting Stock of Bancorp or the Bank;

c. The effective time of (i) a merger or consolidation of Bancorp or the Bank with one or more other corporations as a result of which the holders of the outstanding Voting Stock of Bancorp or the Bank immediately prior to such merger exercise voting control over less than 80% of the Voting Stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the property of Bancorp or the Bank other than to an entity of which Bancorp or the Bank owns at least 80% of the Voting Stock;

d. Upon the acquisition by any entity, person, or group of the control of the election of a majority of the Bank’s or Bancorp’s directors;

e. At such time that, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Bancorp or the Bank (the “Continuing Directors”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.

1.1.4 “Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provisions.

1.1.5 “Disability” means a physical or mental infirmity that impairs the Executive’s ability to substantially perform his duties under this Agreement and that results in the Executive’s becoming eligible for long-term disability benefits under a long-term disability plan maintained for Bank employees (or, if the Bank has no such plan in effect, that impairs the Executive’s ability to substantially perform his duties for a period of one-hundred and eighty consecutive days). The board of directors of the Bank shall determine whether or not the Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that it reasonably believes to be relevant. As a condition to any benefits, the Bank may require the Executive to submit to such physical or mental evaluations and tests as the Bank’s Board of Directors deems appropriate.

1.1.6 “Early Retirement Date” means the date on which the Executive has both (a) attained age sixty and (b) completed ten Years of Service.

1.1.7 “Final Average Pay” means the Executive’s three-year average cash compensation, determined by adding (a) the total base salary paid to the Executive for the thirty-six months preceding the date of termination (or other date specified in this Agreement) divided by three, and (b) one-third of the total cash bonuses (including, without limitation, bonuses awarded under the Bank’s Stakeholder Program and similar programs) awarded to the Executive during the three calendar years preceding the date of termination (or other date specified in this Agreement). Final Average Pay shall not be reduced for any pay reduction contributions (x) to cash or deferred arrangements under Section 401(k) of the Code, (y) to a cafeteria plan under Section 125 of the Code, or (z) to a nonqualified deferred compensation plan. Final Average Pay shall not be increased by any reimbursed expenses, credits, or benefits under any plan of deferred compensation to which the Bank contributes, or any additional cash compensation or compensation payable in a form other than cash.

1.1.8 “Good Reason” means the occurrence of any of the following without Executive’s express written consent: a. A material breach by Bancorp or the Bank of their obligation under a binding employment agreement with the Executive; b. A material reduction in the Executives’s responsibilities or authority, or a requirement that the Executive report to any person or group other than the board of directors of Bancorp and the Bank (or any other effective reduction in reporting responsibilities) in connection with his employment with Bancorp or the Bank; c. Assignment to the Executive of duties of a nonexecutive nature or duties for which he is not reasonably equipped by his skills and experience; d. Failure of the Executive to be elected or reelected to the Board of Bancorp or the Bank; e. Any reduction in salary or material reduction in benefits below the amounts to which he was entitled prior to a Change in Control; f. Termination of incentive and benefit plans, programs or arrangements, or reduction of the Executive’s participation to such an extent as to materially reduce their aggregate value below their aggregate value immediately prior to a Change in Control. g. A requirement that the Executive relocate his principal business office or his principal place of residence outside Montgomery County, Maryland, or the assignment to the Executive of duties that would reasonably require such a relocation; h. A requirement that the Executive spend more than thirty normal working days away from Montgomery County, Maryland during any consecutive twelve-month period; or i. Failure to provide office facilities, secretarial services, and other administrative services to Executive that are substantially equivalent to the facilities and services provided to the Executive immediately prior to the Change in Control (excluding brief periods during which office facilities may be temporarily unavailable due to fire, natural disaster, or other calamity).

Notwithstanding the foregoing a reduction or elimination of the Executive’s benefits under one or more benefit plans maintained by Bancorp or the Bank as part of a good faith, overall reduction or elimination of such plan or plans or benefits thereunder applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the type or to the general extent as those offered under such plans prior to such reduction or elimination are not available to other officers of Bancorp or the Bank or any company that controls either of them under a plan or plans in or under which the Executive is not entitled to participate, and receive benefits, on a fair and nondiscriminatory basis. This provision shall not affect the rights of the Executive to enforce this Agreement.

A termination with Good Reason means a Termination of Employment by the Executive by written notice to the Bank, which notice may be immediately effective, given within ninety days of the event of Good Reason.

1.1.9 “Insurance Policy” means a single premium life insurance policy which may be acquired by the Bank, in its sole discretion, as sole owner, on the life of the Executive in connection with this Agreement.

1.1.10 “Just Cause” means, as determined in good faith by the Bank’s board of directors, the Executive’s: a. Personal dishonesty; b. Incompetence; c. Willful misconduct; d. Breach of fiduciary duty involving personal profit; e. Intentional failure to perform duties under this Agreement; f. Other, continuing material failure to perform his duties after reasonable notification (which shall be stated in writing and given at least fifteen days prior to termination) by the board of directors of the Bank of such failure; g. Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or h. Material breach by the Executive of any provision of this Agreement or an Employment Agreement to which he and the Bank are parties.

1.1.11 “Normal Retirement Date” means the date on which the Executive has both (a) attained age sixty-five and (b) completed ten Years of Service.

1.1.12 “Termination of Employment” means the Executive’s ceasing to be employed by the Bank for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

1.1.13 “Years of Service” means the total number of twelve-month periods during which the Executive is employed on a full-time basis by the Bank prior to and after the date of this Agreement, inclusive of any approved leaves of absence.

Article 2 Lifetime Benefits

2.1 Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Date for reasons other than death, the Bank shall pay the Executive the benefit described in this Section 2.1.

2.1.1. Amount of Benefit. The benefit under this Section 2.1 is one-twelfth of the Executive’s Final Average Pay multiplied by the Benefit Percentage, which product is reduced by:

2.1.1.1 Social Security Benefits. One-half of the amount of monthly unreduced primary (not family) retirement benefits under the United States Social Security Act that the Executive would be eligible for if application were made as of the Executive’s sixty-fifth birthday, assuming that the Executive had earnings at or above the maximum contribution and benefit base under Section 230 of the United States Social Security Act for his working career; and

2.1.1.2 Bank’s Qualified Pension Plan Benefits. The straight life, monthly payment, annuity benefit the Executive would be entitled to receive under the Bank’s qualified pension plan as of the Executive’s Termination of Employment.

2.1.1.3 Prior Employer’s Pension Plan Benefits. The straight life, monthly payment, annuity benefit the Executive would be entitled to receive as of the Executive’s Termination of Employment because of employment by any and all other banks or companies prior to the Executive’s full time employment by the Bank under any and all qualified, defined benefit pension plans maintained by any and all such other banks or companies.

2.1.1.4 Bank’s Qualified 401(k) and Profit Sharing Plan. The straight life, maximum monthly payment, fifteen-year annuity that may be purchased at the date of Termination from an issuer rated superior by A.M. Best (or, in the Bank’s discretion, with an equivalent rating from another rating organization of similar reputation) for cash equal to the value of the Executive’s account at the date of Termination under the Bank’s Cash and Deferred Profit Sharing Plan and Trust (or any successor plan) attributable to Bank contributions, including the earnings thereon.

2.1.2 Payment of Benefit. The Bank shall pay the benefit to the Executive on the first day of each month commencing with the month following the Termination of Employment and continuing until the later of the Executive’s death or the payment of one-hundred and seventy-nine additional monthly payments.

2.2. Early Retirement Benefit. If the Executive terminates employment on or after the Early Retirement Date but before the Normal Retirement Date, and for reasons other than death or Disability, the Bank shall pay to the Executive the benefit described in this Section 2.2.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the amount of the Accrued Benefit at the date of such early retirement divided by one-hundred and eighty.

2.2.2 Payment of Benefit. The Bank shall pay the benefit to the Executive on the first day of each month commencing with the month following the Executive’s Termination of Employment and continuing until the later of the Executive’s death or the payment of one-hundred and seventy-nine additional monthly payments.

2.3 Disability Benefit. If the Executive’s employment is terminated for Disability prior to the Normal Retirement Date, the Bank shall pay to the Executive the benefit described in this Section 2.3.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the amount of the Accrued Benefit at the date of such early retirement divided by one-hundred and eighty.

2.3.2 Payment of Benefit. The Bank shall pay the benefit to the Executive on the first day of each month commencing with the month following the Executive’s Termination of Employment and continuing until the later of the Executive’s death or the payment of one-hundred and seventy-nine additional months.

2.4 Change in Control Benefits. If within the period beginning six months prior to and ending two years after a Change in Control, (a) the Bank shall terminate the Executive’s employment without Just Cause, or (b) the Executive shall terminate his employment with Good Reason, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Normal Retirement Benefit described in Section 2.1 calculated as if the date of Termination of Employment were the Executive’s Normal Retirement Date, or, if elected by the Executive pursuant to Section 2.4.2.1, the Early Retirement Benefit described in Section 2.4.1 calculated as if the date of Termination of Employment were the Executive’s Early Retirement Date.

2.4.2 Payment of Benefits.

2.4.2.1 Approved Change in Control. If the Change in Control was approved in advance by a majority of the Continuing Directors, the Bank shall pay the benefit to the Executive on the first day of each month commencing with the month following the day on which: (i) the Executive attains age sixty-five, or, if the Executive so elects in writing within ten days of Termination of Employment, (ii) the Executive attains age sixty, and, in either case, continuing until the later of the Executive’s death or the payment of one-hundred and seventy-nine additional monthly payments.

2.4.2.2 Unapproved Change in Control. If the Change in Control was not approved in advance by a majority of the Continuing Directors, the Bank shall pay the benefit to the Executive on the first day of each month commencing with the month following the Termination of Employment and continuing until the later of the Executive’s death or one-hundred and seventy-nine (179) additional monthly payments.

2.5. Vested Benefits following Other Terminations. Subject to Section 2.4, if (i) the Executive voluntarily terminates employment before the Early Retirement Date for reasons other than Death or Disability, or (ii) the Bank terminates the Executive’s Employment without Just Cause, the Bank shall pay to the Executive the benefits described in this section.

2.5.1 Amount of Benefit. The benefit under this Section 2.5 is the straight life, maximum monthly payment, fifteen-year annuity beginning on the first day of the month following the date on which (i) the Executive attains age sixty-five, or, if the Executive so elects in writing within ten days of Termination of Employment, (ii) the Executive attains age sixty, that may be purchased in the two months following the date of Termination from an issuer rated superior by A.M. Best (or, in the Bank’s discretion, with an equivalent rating from another rating organization of similar reputation) for cash equal to the amount of the vested Accrued Benefit at the date of such termination.

2.5.2 Vested Accrued Benefit. For purposes of this section 2.5, only, the Accrued Benefit shall vest in accordance with the following schedule:

Years of Percentage of Accrued Service Benefit That Is Vested

less than 4 0% 4 20% 5 25% 6 30% 7 35% 8 40% 9 45% 10 50% 11 60% 12 70% 13 80% 14 90% 15 100% .

2.5.3 Payment of Benefit. The Bank shall pay the monthly benefit (or cause such benefit to be paid) to the Executive, or his beneficiary after the Executive’s death, on the first day of each month commencing with the month following the month in which the Executive attains (i) age sixty-five, or if elected by the Executive pursuant to section 2.5.2. (ii) age sixty. The Bank may, in its sole discretion, purchase such an annuity for or transfer its ownership rights to the Executive in settlement of this obligation, in which case all of the Bank’s obligations under this Agreement shall immediately terminate.

Article 3 Death Benefits 3.1 Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1 Insurance Policy in Effect. If the Executive dies while the Insurance Policy is validly in effect, the benefit under Section 3.1 is the greater of (i) the lifetime benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Normal Retirement Date, or (ii) the straight life, maximum monthly payment, fifteen-year annuity, for payments beginning the month following the Executive’s death, that could be purchased from an issuer rated superior by A.M. Best (or, in the Bank’s discretion, with an equivalent rating from another rating organization of similar reputation) for cash equal to three times the Executive’s Final Average Pay.

3.1.2 Insurance Policy Not in Effect. If the Executive dies while the Insurance Policy is not validly in effect, the benefit under Section 3.1 is the Accrued Benefit at the date of the Executive’s death divided by one-hundred and eighty.

3.1.3 Payment of Benefit. The Bank shall pay the benefit to the Beneficiary on the first day of each month commencing with the month following the Executive’s death and continuing for one-hundred and seventy-nine additional months.

Article 4 Beneficiaries 4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children and to the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person, or incapable person. The Bank may require proof of incompetency, minority, or guardianship as it may deem appropriate prior to the distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5 General Limitations Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any amount of any benefit under this Agreement: 5.1 Excess Parachute Payment. To the extent the amount of benefit would be an excess parachute payment under Section 280G of the Code, with consideration for any right of the Executive, under an employment agreement with the Bank or otherwise, to waive benefits hereunder or other payments in order to prevent an excess parachute payment.

5.2 Termination for Cause. If the Bank terminates the Executive’s employment for Just Cause.

5.3 Suicide. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for the Insurance Policy.

Article 6 Claims and Review Procedures 6.1 Claims Procedures. The Bank shall notify the Executive’s beneficiary in writing, within ninety days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Bank determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision regarding eligibility for benefits, the Bank shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time by which notice may be given of such decision for up to an additional ninety-day period.

6.2 Review Procedure. If the beneficiary is determined by the Bank not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty days after receipt of the notice issued by the Bank. Such petition shall state the specific reasons that the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty days after receipt by the Bank of the petition, the Bank shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Bank orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the beneficiary of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary, and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, notice of such decision may be deferred for up to another sixty-day period at the election of the Bank, but notice of this deferral shall be given to the beneficiary.

Article 7 Amendments and Termination This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

Article 8 Miscellaneous 8.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators, and transferees.

8.2 No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

8.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Maryland, except to the extent preempted by the laws of the United States of America.

8.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. The Insurance Policy and any other insurance on the Executive’s life in which the Bank has an interest is a general asset of the Bank to which neither the Executive nor any beneficiary has any preferred or secured claim of any kind, and does not represent funding for the benefit under this Agreement. Any representation or assertion contrary to this section 8.6 is a material breach of this Agreement by the representing or asserting party, which, if such party is the Executive or, following his death, a beneficiary, shall immediately result in the cessation of any and all payments and the elimination of any liability hereunder for any payment not made prior to such assertion or representation, and, if such party is the Bank, shall subject it to liability for actual damages for such breach.

8.7 Non-Competition Provisions. Regardless of anything herein to the contrary, except in the case of a Termination of Employment by the Bank without Just Cause, a Termination of

Employment by the Executive with Good Reason, or with the permission of the Bank, during the two years immediately following the Executive’s Termination of Employment, the Executive shall not serve as an officer or director or employee of any bank holding company, bank, savings association, savings and loan holding company, or mortgage company (any of which, a “Financial Institution”) which Financial Institution offers products or services competing with those offered by the Bank from offices in any county in the State of Maryland or of any other State in which the Bank or any of its affiliates has a branch, and shall not interfere with the relationship of the Bank and any of its employees, agents, or representatives. In the event of any breach by the Executive of this Covenant Not to Compete, the Board of Directors of the Bank shall direct that any unpaid balance of any payments to the Executive under this Agreement be suspended, and shall thereupon notify the Executive of such suspension, in writing. Thereupon, if the Board of Directors of the Bank shall determine that such breach by the executive exists at any time after a period of one month following notification of the such suspension, all rights of the Executive and his beneficiary under this agreement, including rights to any and all further payments hereunder, shall thereupon terminate.

8.8 Successors. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement.

EXECUTIVE	SANDY SPRING NATIONAL BANK OF MARYLAND
/s/ Hunter R. Hollar B	By /s/ W. Drew Stabler

Title: Chairman of the Board

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